Exhibit 4.2

AMENDMENT NUMBER THREE
TO
2007 RESTRICTED SHARE AND UNIT PLAN OF COMPASS BANCSHARES, INC.

The 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc., which became effective as of October 22, 2007 and as previously amended (the “Plan”), is hereby amended as follows:

(1) The first sentence of Section 5 is removed in its entirety, and in lieu thereof, the following sentence is substituted in its place:

“The total number of ADSs reserved and available for distribution under the Plan shall be 4,386,615.”

(2) All other provisions of the Plan shall remain in full force and effect.